EXHIBIT 99.1

                       PROFILE TECHNOLOGIES, INC ANNOUNCES
                       RETURN TO NORTH SLOPE AND PROVIDES
                       UPDATES ON ITS ACTIVITIES AND PLANS

New York, June 25,2003--Profile Technologies, Inc. (PRTK.OB) reported today that it is returning to the North Slope of Alaska to inspect additional encased pipelines for its Alaska customers this summer and fall. Although no official, written work scopes have been received, other communications suggest that the total of encased lines to be inspected will range between 400 to 500 this year. In 2002, the Company successfully tested 361 pipes for its Alaska customers.

In the past few months, the Company has been working with its Alaska customers to collect "corrosion signatures" in areas of known corrosion on above-grade, insulated pipe. In the Company's opinion and that of its consultant, the results of this effort have been excellent. Based on these results, the Company is beginning an aggressive sales effort in Canada, Alaska and the U.S. lower-48 states.

Also, the Company is making efforts to obtain funding for the improvement of the hardware and software used to inspect direct-buried pipe (un-encased).

Cautionary Statement:

This Press Release contains forward-looking statements that are based on the Company's current expectations, beliefs, and assumptions about the industry and markets in which the Company operates. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results to be materially different from what is expressed in these statements, and no assurance can be given that the Company can successfully implement its core business strategy and improve future earnings.

Such factors include the following: the Company's current critical need for additional cash to sustain existing operations and to finance additional growth; the Company's ability to market and provide products and services on a timely basis; the assumption that there will be no material adverse competitive or technological change with respect to the Company's business; the assumption that the demand for the Company's products and services will significantly increase, and that there will be no material adverse change in the Company's operations, business or governmental regulation affecting the Company or its customers. All forward-looking statements are also expressly qualified in their entirety by the cautionary statements included in the Company's SEC filings, which include a more complete discussion of the risks that could affect the Company and its business and operations.

CONTACT: Philip L Jones
Profile Technologies, Inc.
 (412) 741-5649
pljones@stargate.net

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